Exhhibit 8.1

September 16, 2020

Hygo Energy Transition Ltd.
2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road
Hamilton HM 11, Bermuda

Re:	Hygo Energy Transition Ltd. Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel for Hygo Energy Transition Ltd. (the “Company”), a Bermuda limited company, with respect to certain legal matters in connection with the preparation of a Prospectus (the “Prospectus”) forming part of the Registration Statement on Form F-1, No. 333-248501, filed on September 16, 2020 (the “Registration Statement”), to which this opinion is an exhibit.  This opinion is based upon the factual representations of the Company concerning its business, properties, and governing documents set forth in the Registration Statement, as well as upon other factual representations made by the Company in a letter certified by an officer of the Company (the “Representation Letter”).

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” constitute the opinion of Vinson & Elkins L.L.P. with respect to the U.S. federal income tax matters set forth therein, as of the date hereof, and subject to the assumptions, qualifications, and limitations set forth therein.  No opinion is expressed as to any matter not discussed therein.  We call specific attention to the fact that our opinion in respect of the matters set forth under the subheading “— U.S. Federal Income Taxation of United States Holders — PFIC Status and Material U.S. Federal Tax Consequences” is at a “should” level of comfort and is subject to certain representations, valuations, and projections regarding the Company’s assets, the source of its income, and the nature of its operations and is conditioned on the accuracy of such representations and projections.  Our opinion might be adversely affected and may not be relied upon to the extent that in the future the Company conducts its affairs in a manner inconsistent with its present plans, as reflected in the Registration Statement and as represented to us in the Representation Letter.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Hygo Energy Transition Ltd. Page 2

We have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and made such other inquiries as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the genuineness of all signatures thereon, and the legal capacity of natural persons executing such documents.  For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.

This opinion is furnished to you and is for your use in connection with the transactions set forth in the Registration Statement.  This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent.  However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common shares pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  We also consent to the reference to our firm under the captions “Tax Risks — U.S. tax authorities could treat us as a ‘passive foreign investment company’, which could have adverse U.S. federal income tax consequences to U.S. shareholders,” “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of United States Holders — PFIC Status and Material U.S. Federal Tax Consequences” and “Legal Matters” in the Registration Statement.  This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.